    WORLD MONITOR TRUST II--
    SERIES F
    MONTHLY REPORT/
    FEBRUARY 23, 2001

         WORLD MONITOR TRUST II--SERIES F
--------------------------------------------------------------------------------
Dear Interest Holder:

Enclosed is the report for the period from January 27, 2001 to February 23, 2001 for World Monitor Trust II--Series F ('Series F'). The net asset value of an interest as of February 23, 2001 was $102.89, a decrease of 0.26% from the January 26, 2001 value of $103.16. The year-to-date return for Series F was a decrease of 3.75% as of February 23, 2001.

The estimated net asset value per interest as of March 14, 2001 was $110.82. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at 1-800-535-2077.

          Sincerely yours,

          /s/ Eleanor L. Thomas
          ------------------------
          Eleanor L. Thomas
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------
For the period from January 27, 2001 to
  February 23, 2001
Revenues:
Realized gain on commodity
  transactions........................   $ 42,963
Change in unrealized commodity
  positions...........................    (29,992)
Interest income.......................     27,227
                                         --------
                                           40,198
                                         --------
Expenses:
Commissions...........................     38,076
Management fee........................     12,708
Other transaction fees................      1,464
Other expenses........................      9,545
                                         --------
                                           61,793
                                         --------
Net loss..............................   $(21,595)
                                         --------
                                         --------

STATEMENT OF CHANGES IN NET ASSET VALUE
---------------------------------------------------
For the period from January 27, 2001 to
  February 23, 2001

                                             Per
                                Total      Interest
                              ----------   --------
Net asset value at beginning
  of period (78,084.508
  interests)................  $8,055,371   $ 103.16
Contributions...............     323,621
Net loss....................     (21,595)
                              ----------
Net asset value at end of
  period (81,225.730
  interests)................  $8,357,397     102.89
                              ----------
                              ----------
                                           --------
Change in net asset
  value per interest....................   $  (0.27)
                                           --------
                                           --------
Percentage change.......................      (0.26)%
                                           --------
                                           --------

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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II--Series F is accurate and complete.

            PRUDENTIAL SECURITIES FUTURES
                   MANAGEMENT INC.

                    /s/ Barbara J. Brooks
                -------------------------
                by: Barbara J. Brooks
               Chief Financial Officer